Additional Information

(unaudited)

Proxy Voting

The policies and procedures that the Trust uses to determine how to vote proxies relating to portfolio securities are attached to the Trust’s Statement of Additional Information. You may request a free copy of the Statement of Additional Information or the report of how the Trust voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 by calling 1-800-847-4836. You also may review the Statement of Additional Information or the report of how the Trust voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 at www.thrivent.com or www.sec.gov.

Quarterly Schedule of Portfolio Holdings

The Trust files its Schedule of Portfolio Holdings on Form N-Q with the SEC for the first and third quarters of each fiscal year. You may request a free copy of the Trust’s Forms N-Q by calling 1-800-847-4836. The Trust’s Forms N-Q also are available at www.thrivent.com or www.sec.gov. You also may review and copy the Forms N-Q for the Trust at the SEC’s Public Reference Room in Washington, DC. You may get information about the operation of the Public Reference Room by calling 1-800-SEC-0330.

Results of Special Shareholder Meetings

A special meeting of shareholders of the Trust convened on May 15, 2009 to elect a Board of Trustees for the Trust, which was proposed to consist of the following individuals: F. Gregory Campbell, Herbert F. Eggerding, Jr., Noel K. Estenson, Richard L. Gady, Richard A. Hauser, Paul R. Laubscher, Connie M. Levi, Douglas D. Sims, Constance L. Souders and Russell W. Swansen.

Shareholder votes rendered the following results:

Name	For	Against	Abstain
F. Gregory Campbell	838,898,010.841	20,368,020.047	2,490
Herbert F. Eggerding, Jr.	839,127,824.144	20,138,206.744	2,490
Noel K. Estenson	839,156,141.179	20,109,889.709	2,490
Richard L. Gady	840,027,278.838	19,238,752.050	2,490
Richard A. Hauser	840,039,194.422	19,226,836.466	2,490
Paul R. Laubscher	839,577,337.976	19,688,692.912	2,490
Connie M. Levi	839,336,473.183	19,929,557.705	2,490
Douglas D. Sims	840,635,263.189	18,630,767.699	2,490
Constance L. Souders	840,314,251.808	18,951,779.080	2,490
Russell W. Swansen	839,020,993.547	20,245,037.341	2,490

In addition, a special meeting of shareholders of Aggressive Allocation Fund, Moderately Aggressive Allocation Fund, Moderate Allocation Fund and Moderately Conservative Allocation Fund convened on May 15, 2009 to approve a new investment advisory fee structure for each of these Funds.

Shareholder votes rendered the following results:

Name	For	Against	Abstain	Broker Non-Votes
Aggressive Allocation Fund	21,093,344.504	935,054.393	692,883.059	71,368
Moderately Aggressive Allocation Fund	45,989,919.192	2,552,414.435	2,294,531.385	155,493
Moderate Allocation Fund	48,134,076.517	2,938,683.599	2,940,592.647	281,597
Moderately Conservative Allocation Fund	19,283,717.200	1,243,421.831	1,523,544.317	96,935

Finally, a special meeting of the shareholders of Technology Fund convened on May 15, 2009 to approve the merger of this Fund into Large Cap Growth Fund.

Shareholder votes rendered the following result:

Name	For	Against	Abstain
Technology Fund merger	3,915,106.397	265,716.537	122,957.006

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